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                                  EXHIBIT 6.6

                            AGENCY AGREEMENT BETWEEN
                      SHENZHEN NEWSNET INFORMATION CO. AND
               SHENZHEN GLOBAL NET COMPUTER INFORMATION CO. LTD.

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                                 AGENCY AGREEMENT

For the purpose of promoting information technology in Shenzhen, developing the market of information industry and alleviating the tension caused by the insufficient supply of Newsnet equipment to meet the increasing market demand, Shenzhen Newsnet Information Co. (Address: 1O/F., Xinghua Da Xia, No.22 Shen
Nan Zong Lu, Shenzhen City, PRC; Fax Number: 86 755 326 2902) (the "Party A") and Shenzhen Global Net Computer Information Co. Ltd. (Address: Room 2201, Block
B, Fujian Da Xia, Futian District, Shenzhen City, PRC; Fax Number:            )
(the "Party B"), through cordial negotiations, enter into this agreement (the "Agreement") to introduce foreign advanced technology, equipment and management experience in joint effort, the details of which are stated as follows:

I.       OBJECTIVES

In view of the fact that INTERNET business and related information value-added business in PRC are still in an initial stage or even have not yet commenced development in some areas, the parties intend to select Shenzhen as the place where they will start to expand the economic power of Newsnet in Shenzhen by utilizing Party B's strong financial capacity and the advanced technology and equipment and scientific management experience of its overseas sister companies, and promptly enhance the business capability of Newsnet in Shenzhen by allocating the foreign labour and material resources. All these measures are believed to be attributable to the future success of Shenzhen's information industry in catching up with the international level.

Party A is also the holder of a Telecommunication Business Operation Approval (Approval Number: GD SZ P0007) (the "Approval") issued by the Guangdong Provincial Telecommunication Business Management Office, allowing it to carry out computer information internet services in Shenzhen, Guangdong Province, PRC.

The parties will, on the above basis, progressively expand the information services of large cities such as Beijing, Shanghai, Wuhan, Guangzhou and Chongqing, making an effort to develop Newsnet into one of the most influential INTERNETS in PRC.

II.      PROJECTS OF COOPERATION


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1. Party A hereby appoints Party B as its sole agent of the following business.
Thereupon Party B may provide service under the brandname of Party A to society and Party A has assigned the Designated Code of 96341 to Party B for use:

     (a) ISP agency business and valued-added business related to INTERNET which is subject to the government regulations.

     (b) Development and marketing of IT industry

     (c) System integration service.

     (d) Customer training and technical support services.

III.       RESPONSIBILITIES OF BOTH PARTIES

PARTY A'S RESPONSIBILITIES:

1. obtaining all licenses, permits approvals and all procedures necessary for Party B to operate business it intends to carry out in Shenzhen and similar business in territories outside Shenzhen;

2. assigning its technical staff to participate in areas as network construction, project design and implementation, operation management and business control;

3. Applying to the relevant authorities for all license and approvals necessary for the operation of Party B's business and for the use of relays required for operation;


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4.   providing the sites and power supply necessary for wiring equipment when the business commences operation;

5. supply any information and documents required by Party B for its business operation;

6.   comply with all applicable laws and regulations;

7. provide support and assistance to Party B requested by Party B from time to time relating to the operation of Party B's business; and

8. honour all contracts and agreements entered into with other third parties introduced by Party B.

PARTY B'S RESPONSIBILITIES:

1. providing capital investment on the setting up of wiring equipment of Line 1000 and providing the capital needed in the related businesses;

2. providing public information services and introducing advanced technology and equipment from other countries;

3. exploring actively the market of Newsnet to attract users and providing quality before-sale and after-sale services to the users;

4. operating the business in accordance with the laws and complying with the rules and regulations governing telecommunications in China so as not to damage the reputation of the industry; and

5. delivering timely the relevant statements of business and the details of the users to Party A.

IV. AGENCY EES

Party A agrees that for the first eighteen months from the commencement of the agency business, Party B shall have 69% of the net profits gained (i.e. after tax and all


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operating expenses including operating expenses of Party B) as agency fees.

From the nineteenth months onwards, Party B shall have 55% of the net profits gained (i.e. after tax and all operating expenses including operating expenses of Party B) as agency fees.

Manner and time of appropriation: Party A agrees that Party B shall collect all payments from customers on behalf of Party A. Agency fees calculated in accordance with the above shall be deducted and be retained by Party B at the end of every financial year. The remaining sum shall then be returned to Party A.

V.      TERM OF COOPERATION

This Agreement shall be effective from the signing date of this Agreement and shall continue for a term of 12 years unless an early termination is agreed in writing by both parties. Upon the expiry of the term, the continuance of cooperation will be subject to further negotiation.


VI.     DEFAULT


(1). Any contravention to any term of this Agreement other than due to factors relating to force majeure or policies shall be deemed as a default.

(2). The party in default shall accept all financial and legal liabilities arising therefrom.


VII.     AMENDMENT AND SUPPLEMENT OF THE AGREEMENT

Matters not contained herein shall be negotiated separately by both parties and be included in a supplement in writing, which shall then be signed by both parties. The supplement shall have the same force and effect as this Agreement.

VIII.    SETTLEMENT OF DISPUTES

This Agreement is governed by the laws of People's Republic of China and any


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dispute arisen between the parties during its performance shall be initially settled through cordial negotiations and be, only when necessary, brought before the Shenzhen sub-commission of China Foreign Economic and Trade Arbitration Commission for arbitration. The judgment of the arbitration shall be conclusive and binding on both parties and all the relevant costs thereof shall be borne by the party which loses the case.

IX. This Agreement is executed in both English and Chinese and in triplicates. Each copy shall have same legal effect. In case of any inconsistency between English and Chinese version, Chinese version shall prevail.

Party A:       (chop)                   Party B:                (chop)
Authorized Representative:              Authorized Representative:

Date:               ,1998               Date:               ,1998


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